Exhibit 10.1

SEVERANCE AGREEMENT

The following Severance Agreement (“Agreement”) is between Michael D. Durham, the undersigned Employee (referred to as “Employee”), and Advanced Emissions Solutions, Inc. (the “COMPANY”), regarding Employee’s separation from employment. As used herein, “Parties” means, collectively, the COMPANY and Employee, and “Party” means either the COMPANY or Employee.

Recitals

1. Employee previously served as a Director and President and Chief Executive Officer of the COMPANY, a Director of ADA-ES, Inc., a wholly-owned subsidiary of the COMPANY (“ADA”), a Manager of Clean Coal Solutions, LLC on behalf of ADA, a Manager of Clean Coal Solutions Services, LLC on behalf of ADA, a Manager of ADA-ES Intellectual Property, LLC on behalf of ADA, a Manager of ADA Environmental Solutions, LLC on behalf of ADA, a Manager of ADA-RCM6, LLC on behalf of ADA, a Manager of ADA Analytics, LLC on behalf of ADA (collectively, the “Employee’s Roles”), and a Director of Highview Enterprises Limited on behalf of ADA (“Highview Position”).

2. Employee and the COMPANY are parties to an Employment Agreement dated May 1, 1997 and amended on August 26, 2014 (“Amended Employment Agreement”), which, among other things, sets forth the terms of Employee’s employment with the COMPANY in the Employee’s Roles. All capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed to them in the Amended Employment Agreement.

3. The Certificate of Incorporation and Bylaws of the COMPANY along with Employee’s Requests for Indemnification for Costs and Fees dated May 21, 2014 (“May Indemnification Request”) and July 8, 2014 (“July Indemnification Request”) and the approval for such requests by the Board of Directors of the COMPANY on May 21, 2014 and July 10, 2014, respectively, set forth the indemnification of Employee in Employee’s Roles (the “Indemnification”).

Agreement

In consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto agree as follows:

Section A - Separation

1.	The COMPANY appointed Employee’s replacement to all of the Employee’s Roles on April 1, 2015. On April 6, 2015, Employee gave notice of his resignation from his employment with the COMPANY effective April 30, 2015 (“Termination Date”) and from the Highview Position on or before April 22, 2015. As acknowledged by the COMPANY in a letter dated April 6, 2015, Employee’s resignation is for Good Reason, as defined in the Amended Employment Agreement.

2.	The Parties are entering into this Agreement to provide Employee with certain severance benefits in exchange for Employee’s promises and agreements set forth herein.

3.	Employee acknowledges that he has received all wages, overtime, bonuses, vacation pay, commissions, benefits, or any other earned compensation through the Termination Date. Employee acknowledges that in the event the COMPANY chooses to make discretionary employer matching contributions to the COMPANY’s Profit Sharing Retirement Plan (the “401(k) Plan”) in 2015, Employee will receive matching contributions proportionate with the amount of Employee’s eligible contributions made to the 401(k) Plan during 2015 in accordance with the 401(k) Plan. Employee further acknowledges that he has been granted all accommodations or leaves of absence to which he was entitled, including any leave under the Family and Medical Leave Act, Americans With Disabilities Act or related state or local leave or disability accommodation laws.

4.	The COMPANY has elected to enforce a twelve month Non-Compete in accordance with the provisions of the Amended Employment Agreement (the “Non-Compete”).

Section B - Consideration

1. The COMPANY will, as consideration for Employee’s releases and promises set forth in this Agreement, pay him the following amounts (the “Consideration”):

•	Twelve (12) months of base salary in the total amount of $519,532, less all applicable deductions and withholdings required by law, to be paid in 26 equal installments of $19,982 on the COMPANY’s established payroll dates (bi-weekly) over a one-year period beginning on May 8, 2015 and ending on April 22, 2016. These amounts will be paid by direct deposit into the account Employee has designated for payroll deposits. This amount will also be included in Employee’s W-2 gross wages and taxes paid by the COMPANY in the year in which it was paid, and reflected on the final W-2 issued to Employee by the COMPANY for the year in which it was paid. Employee is and shall be solely responsible for any and all federal, state and local taxes that may be owed by Employee by virtue of the receipt of any portion of these payments;

•	Any amount payable to Employee, if any, under the COMPANY’s 2014 Short Term Incentive Plan (“2014 STIP”) based on the determination of the Compensation Committee of the Board of Directors for Metrics 1 and 2 will be paid to Employee as soon as practicable after such time as such payments are paid to other participants of the 2014 STIP;

•	In addition to the twelve (12) months of base salary payments above and in lieu of any payments under a 2015 Short Term Incentive Plan, Employee will be paid $175,000 less all applicable deductions and withholdings required by law, to be paid in 26 equal installments of $6,730.77 on the COMPANY’s established payroll dates (bi-weekly) over a one-year period beginning on May 8, 2015 and ending on April 22, 2016. These amounts will be paid by direct deposit into the account Employee has designated for payroll deposits. This amount will also be included in Employee’s W-2 gross wages and taxes paid by the COMPANY in the year in which it was paid, and reflected on the final W-2 issued to Employee by the COMPANY for the year in which it was paid. Employee is and shall be solely responsible for any and all federal, state and local taxes that may be owed by Employee by virtue of the receipt of any portion of these payments;

•	A single gross lump sum of $7,553.76 representing the anticipated cost of obtaining replacement medical, dental and vision coverage for 12 months. This amount will be paid on May 8, 2015;

•	All of Employee’s 65,848 unvested restricted stock awards shall vest as of the Effective Date, defined below, using the closing price on the Effective Date, and Employee shall pay the COMPANY within one (1) business day of the Effective Date, the amount necessary to satisfy any applicable foreign, federal, state, and local income and employment tax withholding obligations. Employee hereby waives any rights under the applicable Restricted Stock Purchase Agreements to transfer shares to the Company to cover such tax withholding obligations; and

•

The Performance Period for Employee’s Performance Share Units (“PSUs”) awarded under the COMPANY’s 2013, 2014 and 2015 Long Term Incentive Plans shall be amended to conclude on December 31, 2015, and the COMPANY shall notify Employee of the number of PSUs that he is eligible to earn based on such amended Performance Period by January 31, 2016. Provided, however, subject to Employee’s compliance with the Restrictive Covenants through April 30, 2016, such earned PSUs shall not vest until such April 30, 2016 date (the “PSU Vesting Date”), and if greater than zero, the COMPANY shall issue to Employee the underlying shares of the

COMPANY’s common stock for such vested PSUs (the “PSU Shares”) promptly after the PSU Vesting Date. For purposes of clarity, Employee acknowledges and agrees that Employee’s entitlement to receive the PSU Shares is conditioned on Employee’s compliance with the Restrictive Covenants through the PSU Vesting Date. The COMPANY shall use the method described in the applicable Performance Share Unit Agreements to determine the number of PSU Shares to be issued to Employee thereunder. Employee hereby acknowledges and understands that the PSU Shares constitute “restricted securities” under the Securities Act of 1933, as amended (the “Securities Act”) because they have not been registered under the Securities Act in reliance upon a specific exemption therefrom; the PSU Shares will be issued bearing the following restrictive legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (“THE ACT”) AND ARE “RESTRICTED SECURITIES” AS THAT TERM IS DEFINED IN RULE 144 UNDER THE ACT. THE SHARES MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE SATISFACTION OF THE COMPANY.

2. In addition to the Consideration listed above, the COMPANY shall pay as soon as practicable after the Effective Date to the National Coal Council the sum of $19,000 for the cost of Employee’s membership through December 31, 2016.

3. Employee agrees to indemnify and hold the COMPANY harmless from any liability for taxes, including without limitation penalties, interest or other costs, that may be imposed by the Internal Revenue Service or any other governmental agency or taxing authority, regarding any tax obligation that may arise from or relate to the Consideration provided to the Employee under this Section B, including without limitation any claims or assessments for nonpayment or late payment by COMPANY of any taxes, contributions or withholding amounts based on the Compensation paid or to be paid to Employee. For purposes of this section, the terms “taxes” or “tax obligation” means and includes without limitation all income taxes, federal insurance contributions act (“FICA”) taxes, and any other payroll or employment taxes, withholdings, deductions and/or payments which may be required by any applicable foreign, federal, state, or local taxing authority, including without limitation any amounts imposed in respect of information reporting or back-up withholding obligations, together with any interest, penalties, additions to tax or additional amounts imposed by any such taxing authority with respect to such taxes.

4. Employee agrees and acknowledges that (a) the Consideration provided under this Agreement is adequate and sufficient and in excess of what he would otherwise be entitled to receive from the COMPANY as a result of termination of his employment, and (b) the severance benefits to be paid under this Agreement are the only payments for severance benefits he will receive in connection with his resignation from the COMPANY. Further, Employee represents that he is aware of no unreported acts of misconduct by the COMPANY or its employees.

5. The COMPANY, by entering this Agreement, does not admit that it has engaged in any improper conduct or wrongdoing, or that it has any liability to make any payment or is responsible or legally obligated for any claims.

6. No part of the cash portion of the Consideration will be contributed to any employee benefit plan nor will any contribution, matching or otherwise, be made by the COMPANY to any employee benefit plan as a consequence of the Consideration.

Section C – General Release of the COMPANY and Covenant Not To Sue

1. In consideration for the payments set forth above, Employee, for himself, his successors, heirs, executors and assigns, voluntarily, knowingly and intentionally releases and discharges the COMPANY and its predecessors, successors, parents, subsidiaries, affiliates and assigns and each of its officers, directors, principals, shareholders, agents, attorneys, board members, and employees from any and all claims, actions, liabilities, demands, rights, damages, costs, expenses, and attorneys’ fees, of every kind and description from the date COMPANY hired Employee through the Termination Date with respect to each of the types of claims set forth below (the “Released Claims”).

2. The Released Claims include but are not limited to those which arise out of, relate to, or are based upon: (i) Executive’s employment with the COMPANY or the termination thereof; (ii) statements, acts or omissions by the COMPANY; (iii) express or implied agreements between the Parties and claims under any severance plan, except as provided in this Agreement; (iv) any stock or stock option grant, agreement, or plan, except as provided in this Agreement; (v) claims of discrimination based on race, color, national origin, age, sex, sexual orientation, religion, disability, veteran status, whistleblower status, public policy, or any other characteristic of Executive under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Equal Pay Act, Title VII of the Civil Rights Act of 1964 (as amended), the Employee Retirement Income Security Act of 1974, the Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act, or any other federal, state, or municipal law prohibiting discrimination or termination for any reason; and (vi) claims under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”); provided, notwithstanding anything to the contrary in this Agreement, the “Released Claims” shall not include rights under this Agreement, claims for indemnification and claims under any 401(k) plan. The Parties agree that the Released Claims specifically do not include matters arising after the Termination Date out of or in connection with claims by governmental authorities or self-regulatory organizations involving actual or potential violations of the securities laws, rules or regulations applicable to the COMPANY.

Section D - Survival of Non-Solicit, Non-Divert and Non-Compete, Confidentiality and Proprietary Invention Provisions and Other Post-Employment Obligations of the Amended Employment Agreement, Cooperation, Post-Termination Status and Non-Disparagement (collectively, the “Restrictive Covenants”)

1.	Restrictive Covenants

a.	Except as specifically set forth herein, the Amended Employment Agreement, a copy of which has been provided to Employee, shall remain in full force and effect with respect to all matters pertaining to the obligations of the Parties following the termination of employment. Specifically, Employee agrees to comply with the Non-Solicit, Non-Divert and Non-Compete requirements of the Amended Employment Agreement for a period of twelve (12) months after the Termination Date and that Employee and the COMPANY have contractually allocated to the COMPANY the ownership, right, title and interest to any Inventions or Intellectual Property developed by Employee while employed by the COMPANY. Employee’s Employment Agreements further create Restrictive Obligations relating to Confidential Subject Matter that will continue to bind Employee post-employment. Except as set forth in subsections 2, 3 and 4 of this Section D, nothing herein shall be deemed to affect any post-employment obligations Employee may have pursuant to the Amended Employment Agreement, including, but not limited to, those provisions identified herein and those provisions regarding cooperation as outlined in Paragraph 10 of the Amended Employment Agreement.

b.

Notwithstanding the foregoing and the Amended Employment Agreement, Employee and the COMPANY agree that it shall not be a violation of the Employee’s Non-Compete if, during the 12 month Non-Compete period, the COMPANY requests that Employee provide services or advice to any of the following: ADA-ES, Inc., a Colorado corporation, ADEquity, LLC, a Delaware limited liability company, Advanced Clean

Energy Solutions, LLC, a Delaware limited liability company, Clean Coal Solutions, LLC, a Colorado limited liability company, Clean Coal Solutions Services, LLC, a Colorado limited liability company, ADA Analytics, LLC, a Delaware limited liability company, ADA Analytics Israel, Ltd., an Israel limited liability company, Highview Enterprises Limited, a United Kingdom limited company, NexGen Resources Corporation, a Colorado corporation, Republic Financial Corporation, a Colorado corporation, or any parent, subsidiary, affiliate or successor of any of the foregoing entities.

c.	Nothing in this Agreement or the surviving provisions of the Amended Employment Agreement shall prohibit Employee from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the U.S. Securities and Exchange Commission, the U.S. Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Employee does not need the prior authorization of the COMPANY to make any such reports or disclosures and is not required to notify the COMPANY that Employee has made such reports or disclosures.

2.	Cooperation

a.	Employee agrees that he will cooperate with the COMPANY and/or its counsel in connection with any investigation, regulatory matter, administrative proceeding or litigation relating to any matter that occurred during Employee’s employment in which Employee was involved or of which he has knowledge including, but not limited to, those matters identified in the May Indemnification Request and the July Indemnification Request. The COMPANY’s request for cooperation shall be reasonable and take into consideration Employee’s personal and business commitments and the amount of notice provided to you by the COMPANY. The COMPANY will promptly reimburse Employee in accordance with its Indemnification obligations.

b.	Employee agrees that, in the event he is requested or directed (whether by subpoena or otherwise) by any person or entity (including, but not limited to, any government agency) to provide information or give testimony (in any investigation, administrative proceeding, regulatory matter, litigation, or otherwise) which in any way relates to Employee’s employment by the COMPANY, Employee will give prompt notice of such request to Julie Herzog, attorney with Fortis Law Partners LLC, outside counsel for the COMPANY, (or its successor or designee) and, unless compelled otherwise by court order, will make no disclosure until the COMPANY has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure.

3. Post-Termination Status. After the Termination Date, Employee and the COMPANY both agree that neither Party shall represent Employee as being an employee, officer, agent or representative of the COMPANY for any purpose. This means that, among other things, as of the Termination Date each Party must update any references to Employee’s company affiliation in social media sites controlled by it (including without limitation, Employee’s LinkedIn profile). The Termination Date shall be the Termination Date of Employee’s employment for purposes of participation in and coverage under all benefit plans and programs sponsored by or through the COMPANY, except as otherwise provided herein. To the extent that Employee has any accrued, vested benefits under any employee benefit, savings, insurance, or pension plan of the COMPANY, Employee’s rights and obligations shall be governed by the applicable terms of any such plan(s) and applicable law. Within three business days following the Effective Date (as such term is defined below), the COMPANY will pay Employee for any accrued but unused vacation days, and for previously submitted un-reimbursed business expenses (in accordance with applicable guidelines and practices). Notwithstanding the foregoing, Employee may publicly identify himself as a non-employee Founder of the COMPANY.

4.	Non-Disparagement

a.	Employee agrees not to make, or encourage or induce others to make, to any person any statement that disparages the COMPANY or its directors, officers, employees or affiliates or reflects negatively upon the COMPANY, including, without limitation, statements regarding the COMPANY’s financial condition, business practices, employment practices, or its predecessors, successors, subsidiaries, officers, directors, employees or affiliates.

b.	The COMPANY will direct its current executive officers and directors not to make to any person any statement on behalf of the COMPANY that disparages Employee or reflects negatively upon Employee, including, without limitation, statements regarding Employee’s performance while at the COMPANY, or otherwise.

c.	Nothing herein shall preclude either Party from responding truthfully to a valid subpoena, cooperating with a governmental agency in connection with any investigation it is conducting, or taking any action otherwise required or permitted by law.

d.	Upon the expiration of the 12 month Non-Compete period, it is recognized that Employee and the COMPANY may become Competitors. As such, nothing in this Agreement shall prevent either Party, after the expiration of the 12 month Non-Compete Period, from making any statement about the other Party so long as such statements are not false or defamatory.

e.	Employee shall refer all persons and entities that seek to inquire about Employee’s employment to the COMPANY’s Human Resources department, Attention Jeanette Hencmann. In response to any such inquiries concerning Employee’s employment, Ms. Hencmann will state that it is the COMPANY’s policy to only provide, and such person will only provide, Employee’s dates of employment and last position held. Nothing in this paragraph shall restrict the COMPANY’s ability to provide complete information with respect to Employee’s employment when required to do so under applicable regulatory requirements and/or pursuant to any governmental administrative and/or legal proceeding.

Section E - Miscellaneous

1.	Severability. If a court determines that any Restrictive Covenant of this Agreement or the Amended Employment Agreement or portion thereof is invalid or unenforceable, any invalidity or unenforceability will affect only that provision or portion of that provision and shall not make any other provision of this Agreement invalid or unenforceable. Instead, the court shall modify, amend or limit the provision or portion thereof to the extent necessary to render it valid and enforceable.

2.	Receipt of Agreement. The Parties acknowledge that Employee received this Agreement on April 9, 2015.

3.	Entire Agreement. Subject to the survival of certain provisions of the Amended Employment Agreement, such as (but not limited to) post-employment obligations, Indemnification and the obligations set forth above, this Agreement represents the entire agreement and understanding between Employee and the COMPANY with respect to Employee’s employment and separation from the COMPANY and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning your relationship with the COMPANY. This Agreement shall not be modified, amended, supplemented, altered, or varied, nor shall any term or condition contained in this Agreement be waived, except by a written instrument signed by the Parties.

4.

Opportunity for Review. Employee represents that he has reviewed all aspects of this agreement, carefully read and fully understands all the provisions of this Agreement, understands that in agreeing to this document, any and all claims he may have against the COMPANY are released, voluntarily agrees to all the terms set forth in this Agreement and freely and knowingly and willingly intends to be legally bound by the same. Employee agrees that he has been given a reasonable amount of time to consider the terms of this Agreement and discuss them with an attorney. Any costs or fees for consultation with private attorneys are Employee’s responsibility.

5.	Confidentiality of Agreement. The Parties each agree to keep this Agreement confidential and will not communicate the terms of this Agreement, including the type or amount of severance provided, or the fact that such Agreement exists, to any third party except to Employee’s immediate family, accountants and legal and financial advisors, and to the COMPANY’s officers and employees with a need to know, or as otherwise appropriate or necessary as required by law (including the COMPANY’s disclosure requirements) or court order. Notwithstanding the foregoing, Employee may disclose all or any portion of the Amended Employment Agreement and all or any portion of Section D.1 of this Agreement to anyone deemed appropriate by Employee. Furthermore, Employee agrees to fully disclose the Restrictive Covenants to any prospective employer for the duration of the 12 month Non-Compete period.

6.	COMPANY Confidential Information. Employee acknowledges that by reason of Employee’s position with the COMPANY Employee has been given access to confidential, proprietary or private materials or information with respect to the COMPANY and its affairs. Employee represents that he has held all such information confidential and will continue to do so, and that he will not use such information without the prior written consent of the COMPANY.

7.	Return of Property. Employee represents that all property belonging to the COMPANY, or any of its respective clients or prospective clients, that was obtained by Employee as a result of his employment will be returned unless otherwise agreed by the Parties. Property as used in this provision includes, but is not limited to, computers, PDAs, and any confidential or proprietary documents, information or materials.

8.	Choice of Law. The Parties agree that the laws of the State of Colorado shall govern this Agreement.

9.	Enforcement and Disputes. Any difference, claims or matters in dispute arising between Employee and the COMPANY out of this Agreement or connected with Employee’s employment with the COMPANY or separation of such employment shall be brought before the United States District Court for the District of Colorado (or should such court lack jurisdiction to hear such action, suit or proceeding, in a Colorado state court located in the City and County of Denver, Colorado) and each of Employee and the COMPANY hereby agree to be subject to and shall submit to the jurisdiction of such courts for any such action, suit or proceeding. A Party shall have the right to seek performance of a disputed term and/or any other necessary and proper relief including, but not limited to, damages. In any such proceeding, the Parties agree that the remaining terms of this Agreement remain in full force and effect, and the Parties further agree not to reinstate any claims otherwise compromised by this Agreement, or rely upon the facts, which allegedly support such claims.

10.	Successors. This Agreement shall be binding upon the Parties and upon their heirs, administrators, representatives, executors, successors, and assigns and shall inure to the benefit of said Parties and each of them and to their heirs, administrators, representatives, executors, successors, and assigns.

11.

Breach of Obligations. If the COMPANY fails to make the required payments to Employee pursuant to Section B hereof and fails to cure such breach within ten days after written notice from Employee, the Restrictive Covenants shall terminate immediately. If Employee breaches any of the provisions of this Agreement or the Amended Employment Agreement, or any other agreement between the Parties with regard to the confidentiality of information, Employee’s rights to any further consideration or payments under this Agreement shall terminate as of the date of any such breach and Employee’s obligations with regard to the Restrictive Covenants shall continue through the expiration of the 12 month Non-Compete period.

12.	Attorney’s Fees if Dispute. If any suit or action is instituted under or in relation to this Agreement, including without limitation to enforce any provision in this Agreement, the prevailing Party in such dispute shall be entitled to recover from the other Party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, reasonable fees and expenses of attorneys and all fees, costs and expenses of appeals.

13.	Consideration Period. Employee shall have a period of twenty-one (21) days within which to consider the terms of this Agreement, although Employee may accept it at any time within those twenty-one days. If Employee chooses to execute the Agreement prior to the expiration of the twenty-one day consideration period, such decision will constitute a waiver of Employee’s right to further consider this Agreement within the twenty-one day period.

14.	Revocation Period. After acceptance of this Agreement, Employee may revoke said acceptance for a period of seven (7) days. To revoke, Employee must deliver a written statement of revocation to Christine B. Amrhein, General Counsel, Advanced Emissions Solutions, Inc., 9135 S. Ridgeline Ave., Suite 200, Highlands Ranch, CO 80129 that is received before the close of business on the seventh day after Employee signs the Agreement. If the Agreement is not revoked, the eighth day after Employee signs will be the “Effective Date” of the Agreement. This Agreement shall not be effective or enforceable until the seven day period has expired.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the Effective Date defined above.

Employee:

/s/ Michael D. Durham
Name: Michael D. Durham	Date: April 30, 2015

For the COMPANY:

/s/ L. Heath Sampson
Name: L. Heath Sampson	Date: April 30, 2015
Title: President and Chief Executive Officer